Exhibit 10.7

HuiZuShou No. 0010
HuiZuBei No. 0010
HuiZudeng No. 0010

Guangzhou City

House Lease Contract

Compiled & Printed by
Guangzhou Municipal Administration of State Land, Resources and Housing

Guangzhou City

House Lease Contract

Lessor:

Guangzhou Urban Construction & Development Co., Ltd (hereinafter referred to as Party A)

Lessee:

Guangzhou Media Message Technologies, Inc. (hereinafter referred to as Party B)

This contract is reached by and between both parties in accordance with the state, provincial and municipal laws and regulations as well as the relevant administrative rules for real estate on the principles of equality and mutual interests. Both parties agree to abide by and obey supervision and administration of local real estate authorities.

1.	Party A agrees to lease its real property located at Floor 10, No. 123, Tiyu West Street, Tianhe District with a building area of 1,486.404 square meters to Party B for office use.

2.	Term & Rent of Lease Agreed Upon by Both parties

Lease Term		Amount of Monthly Rent (Currency: RMB)
		In figure	In word
From Sept. 26, 2003 to Sept. 25, 2006		118,912	One hundred and eighteen thousand, nine hundred and twelve

From	to		N/A

Note:

1)	Lease Term under this contract shall be within twenty years.

2)	The national and municipal lease policies shall be referred to for determination of lease rent if the leasehold is for residential use. Both parties may seek decision of lease rent via negotiation if the household is for business purpose.

3)	Additional table may be used in case that the table above provides no enough blank.

4)	Blank space in the table must be filled with N/A.

Lease rent shall be settled per month by means of bank transfer from Party B to Party A before the fifth day of each month. Lease rent shall be adjusted according to the newly issued standard by Guangzhou municipal real property administrations if the national welfare housing policy is subject to any changes or the structure and fitment of the leasehold is reformed. In such case, party B shall have the right to pay the lease rent according to the adjusted rent to Party A.

3.	Party B has rendered a deposit of RMB 237,824 Yuan to Party A (refer to the housing reform policy for specific amount of lease deposit if the leasehold is state-owned. The lease deposit for non-residential and other types of houses shall be no more than the total amount of three months.) and pledges to use the household based on the lease contract signed by both parties. Upon expiration or termination of this contract, Party A shall reimburse this deposit to Party B.

4.	During the lease term, Party A shall assume the following responsibilities:

1)	Shall deliver the leasehold as well as its accessorial equipment to Party B for use in accordance with this contract. Late delivery will result in a penalty equal to 0.2% (less than 3%) of monthly rent per day to Party B.

2)	Shall be responsible for a periodic safety inspection of the household and any maintaining cost for natural damages incurred to the main structure of the household. A house resuming agreement shall be signed and entered with party B into in the event that temporary move from the household is required due to maintenance and repair of it. Party A shall indemnify Party B for any individual casualties or lost in its assets.

Please refer to supplementary contract for other maintaining or repairing responsibilities of Party A.

3)	A written notice shall be made to Party B three months (or even longer) in advance in case of any intended transfer of the leasehold and thirty days in advance for any intended mortgage.

4)	Shall obtain advance consent from Party B if it intends to terminate this contract during the lease term.

5.	During the lease term, Party B shall assume the following responsibilities:

1)	Shall make the payment of lease rent in time. Late payment will result in a penalty equal to 0.2% (no more than 3%) of monthly rent per day. Party A shall have the right to terminate this contract and retract the household if rent payment has been delayed for 30 days.

2)	Shall use the leasehold based on the intended usage of it Party A may terminate this contract and retract the household if Party B apply the household for other purpose other than that specified in this contract unilaterally.

3)	Shall obtain consent in writing from Party A and sign a written contract with Party A if it plans to expand, add or reconstruct the household (inclusive of rearrangement of partition), and make fitment or install equipment inside. Lease rent shall be reconsidered in such case and Party A shall have the right to supervise the engineering.

4)	The following rules shall be observed for sub-let or relet of this household;

a.	No sub-let or relet of this household is allowed. In case of its violation of this regulation, access of the household entitled to Party B shall be automatically waived and this contract shall become void since the date of sub-let or relet without refund of lease deposit. In such case, Party B shall be held liable for any loss resulted from therein.

b.	Sub-let or relet is agreed upon. In such case, a sub-let or relet contract shall be signed with lease rent as well as terms of contract reset before registration.

5)	Shall take care of the household and its accessorial equipment and use them properly. Any discovery of natural damages of the household and its accessorial equipment shall be reported to Party A with positive cooperation in inspection and repairing rendered to Party A. Party B shall be liable for individual casualties and asset losses due to its delayed repairing. In the event that the household is improperly used or damaged intentionally, Party B shall be responsible for repairing or compensating.

Please refer to the supplement contract for other repairing responsibilities assumed by Party B.

6)	A consent from Part y is required A in advance if Party B intends to install or use any electrical or water supply equipment that exceeds the nominal readings of such equipment. Party A shall register to the concerned authorities for such capacity increase with any cost payable by party B.

7)	Shall maintain the site safe from fires. No storage of illegal combustibles and explosives inside the household.

8)	During the lease term, an advance agreement shall be obtained from Party A if Party A intends to terminate this contract.

9)	Shall return the household and its accessorial to Party A upon expiration of this contract with Party A’s requirement or upon termination of this contract. If intending to extend this contract, consultation with party A three months (more than 3 months) in advance is needed with new contract signed and entered by both parties.

10)	The national one-child policy must be strictly abided by during the lease term.

6.	Default Liabilities

1)	Either party shall have the right to rescind this contract prior to its expiration in the event that the other party fails to perform terms of this contract or violate the relevant laws and regulations concerning real property lease administration. The breaching party shall be held liable for any loss arising from therein.

2)	Upon expiration of this contract, if Party B fails to pay for the extra occupation of the household without extending this contract with Party A that meanwhile claims recovery of the household, Party A shall be entitled to a penalty amounting to N/A % (less than 100%) of the total rent for the extended use of the household in additional to legal rights to request Party B to move from the household and pay rent.

3)	In the event that either party propose to rescind this contract unilaterally without any legal or promissory reasons, the other party shall have the right to ask defaulting party to indemnify any loss arising from therein and pay a penalty equal to N/A % (less than 100%) the total rent for the extended use of the household.

7.	Penalties as well as compensations shall be paid within ten days since such duties are determined, late payment of which will be resulted in a late fee equal to 0.2% of the total amount of those money.

8.	During the lease term, in case that the real property administration concludes after inspections that the household fails to meet the relevant safety codes, this contract shall become void. The liable party shall be responsible for any loss in relation to or arising from therein.

9.	Either party shall be waived from any duties to other party if this contract becomes unexecutable owing to any force majeure.

10.	Both parties shall observe the relevant stipulations concerning house removing of Guangzhou city if the land where the household stands is requisitioned. Otherwise, the liable party shall be responsible for any loss arising from therein.

11.	Both parties shall seek settlement of any dispute via negotiation with good will; which if fails, either party may file a lawsuit to the People’s Court. Neither party shall threaten the other party by any means in the course of negotiation or suit.

12.	Either party shall be responsible for any tax or fee respectively during the lease term.

13.	Both parties may sign and enter into supplementary contracts without any part against the relevant laws and regulations of the state, province and the local city for any issue not covered in this contract. Guangzhou Municipal Real Estate Property Lease Contract shall prevail if such supplements contradict with this contract and carry required notes. Supplements, after negotiated and settled by both parties and then registered to the real property lease administration, shall become appendix of this contract with the same legal force.

14.	This contract shall become effective since it is signed by both parties and then registered to the real property lease administration.

15.	During the lease term, any modifications or rescinding of this contract and the supplement by both parties shall be registered to the lease administration within ten days.

16.	After expiration of this contract, failure to register termination of this contract to the original lease administration by either party shall be deemed that Party A does not dissent from Party B’s continuous lease of the leasehold and this lease shall be effective still for another certain period when both parties shall pay the relevant taxes and fees conforming to the applicable regulations and rules.

17.	This contract is made into two originals, each for either party, and one copy for the real estate lease administration as record. A second copy shall be made and submitted to the real estate removing administration as record if the household is applied as a turnover for removing purpose.

18.	Refer to the supplement for other covenants agreed upon by both parties.

Party A (seal):	Party B (seal):
Guangzhou Urban Construction & Development Co., Ltd	Guangzhou Media Message Technologies, Inc.

Authorized Representative:	Authorized Representative:
/s/	/s/ Cai Fung
Add: No. 189, Tiyu West St. Guangzhou , China	Add: Room1201, Tian He Business
Building, No 8 Zhong Shan AV.W.
Guangzhou China
Tel: 020-38799388	Tel: 020-87579569
Date of Signing: September 2003

Appendix 1:

Household Information Table

____ (Day)____ (Month)____ (Year)

Location	Blg. 10, No. 123, Tiyu West St.		Land No.
Proprietor			Proprietary Cert. No.
Building Area	1486.404M2		Usable Floor Area
Intended Use	Office		No. of Floors
Circumscription	East	South	West	North

Household Ichnography

Party A (Seal):	Party B (Seal):